Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of March 12, 2012, between Advanced Environmental Recycling Technologies, Inc., a Delaware corporation (the “Company”), and Joe G. Brooks (“Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment.  The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 4 hereof (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, Executive shall serve initially as the Chief Executive Officer and Chairman of the Company, subject to the power of the Board of Directors of the Company (the “Board”) to expand or limit Executive’s duties, responsibilities, functions and authority in a manner appropriate for an executive of such title at a similarly sized company. It is acknowledged that in the future the Company will hire and appoint a new  Chief Executive Officer, at which time the Board shall reassign Executive a new position and duties focused on technology and new product and process development..

(b) During the Employment Period, Executive shall report to the Board or such other senior officer of the Company as directed by the Board and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries.  Executive shall perform his duties, responsibilities and functions to the Company and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.  Executive shall, if so requested by the Company, also serve without additional compensation, as an officer, director or manager of any Subsidiary or Affiliate of the Company.  Executive may spend time engaging in activities on behalf of charitable and/or civic organizations (including serving on the boards of such charitable and/or civic organizations) so long as such service does not prevent Executive from performing his obligations under this Agreement.

(c) For purposes of this Agreement, (i) “Subsidiaries” means any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries and (ii) “Affiliate” of an entity means any other person or entity, directly or indirectly controlling, controlled by or under common control with an entity.

3. Compensation and Benefits.

(a) During the Employment Period, Executive’s base salary shall be $230,000 per annum (as adjusted from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices, less tax and other applicable withholdings.  In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company’s benefit programs for which senior executives of the Company are generally eligible, subject to the eligibility and participation requirements thereof.

(b) Executive shall be eligible to participate in the Company’s equity incentive plan, pursuant to which Executive shall be granted options to acquire shares of Class B Common Stock of the Company, which equity will be subject to customary vesting, buyback and other provisions and restrictions as determined by the Company.

(c) During the Employment Period, the Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to work travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses; provided that each reimbursement shall be requested and paid not later than one year after the Executive incurs the expense for which reimbursement is sought.  For the avoidance of doubt, the occasional use by Executive of his Company issued or reimbursed cell phone, PDA or computer for personal communication shall not prevent Executive from receiving reimbursement hereunder so long as such personal use does not interfere with Executive’s obligations under this Agreement.

(d) In addition to the Base Salary, Executive will be eligible to receive an annual bonus of up to 100% of the Base Salary, which will be based on Executive and the Company achieving certain financial and operating goals as determined by the Board each year, provided that no bonus will be required to be paid by the Company unless the Company achieves certain minimum earnings and EBITDA thresholds established by the Board each year.  The bonus, if any, payable under this Section 3(d) shall be payable within 30 days following receipt of the Company’s audited financial statements for the applicable year but in no event later than March 15 of the subsequent calendar year, unless such payment is delayed due to an unforeseeable administrative impracticability, in which case, such bonus will be paid as soon as administratively practicable thereafter, but in no event later than the end of such calendar year.

(e) During the Employment Period, the Company shall provide Executive with a term life insurance policy with a coverage amount of $1,500,000 on Executive’s life, payable to beneficiaries designated by Executive so long as the costs of such term life insurance policy do not materially change from the costs of such policy on the date hereof.

(f) All amounts payable to Executive as compensation hereunder shall be subject to all required withholdings by the Company.  If additional guidance is issued under, or modifications are made to, Section 409A of the Internal Revenue Code or any other law affecting payments to be made under the Agreement, the Executive agrees that the Company may take such reasonable actions and adopt such amendments as the Company believes are necessary to ensure continued compliance with the Internal Revenue Code, including Section 409A thereof.  However, the Company does not hereby or otherwise represent or warrant that any payments hereunder are or will be in compliance with Section 409A, and Executive shall be responsible for obtaining his own tax advice with regard to such matters.

4. Term.

(a) The initial Employment Period shall end on the third anniversary of the date hereof, but shall automatically renew on the same terms and conditions set forth herein for additional one-year periods unless the Company or Executive gives the other party written notice of its election not to renew the Employment Period at least 60 days prior to the renewal date; provided that (i) the Employment Period shall terminate prior to such date upon Executive’s resignation with or without Good Reason, death or Incapacity (as defined below) and (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined below) or without Cause.  Executive shall give the Company at least 60 days prior written notice of any resignation.

(b) If the Employment Period expires without renewal, is terminated by the Company for Cause or is terminated pursuant to Executive’s resignation without Good Reason, death or Incapacity, Executive shall only be entitled to receive his Base Salary through the date of termination or expiration and shall not be entitled to any other salary, bonus, compensation or benefits from the Company or its Subsidiaries, except as may be required by applicable law.

(c) If the Employment Period is terminated by the Company without Cause or by Executive’s resignation with Good Reason, in addition to Executive’s Base Salary through the date of termination, Executive shall be entitled to receive his Base Salary for a period of one (1) year after the date of termination (the “Severance Period”), if and only if, (x) Executive has delivered to the Company a complete mutual release of any claims either party may have against the other party and such other party’s Subsidiaries and Affiliates and their respective directors, officers, shareholders, members, representatives, agents, attorneys, predecessors, successors and assigns (other than a claim for the severance payments described in this Section 4(c)), in form and substance reasonably satisfactory to the Company within 30 days of termination of Executive’s employment and Executive has not subsequently revoked such release and (y) Executive has not breached, and does not breach, the provisions of Sections 5, 6, 7 and 8 hereof.  The severance payments payable to Executive pursuant to this Section 4(c) will be paid at the time and in the manner set forth in  Section 3(a) hereof; provided that the initial payment of any severance hereunder shall begin on the 45th day after the termination of Executive’s employment (so long as Executive shall have complied with the provisions of this Section 4(c)); provided further that on such date, the Company shall pay to Executive all amounts which would have been payable to Executive under this Section 4(c) following the date of termination of employment had the first proviso to this sentence not been in effect.

(d) Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, benefits and other compensation hereunder which might otherwise accrue or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA).  All amounts payable to Executive as severance hereunder shall be subject to all required withholdings by the Company (including, but not limited to, Section 409A of the Internal Revenue Code).

(e) For purposes of this Agreement, “Cause” shall mean (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving theft, dishonesty, disloyalty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, (ii) reporting to work intoxicated or under the influence of illegal drugs, the use of illegal drugs (whether or not at the workplace) or other conduct causing the Company or any of its Subsidiaries or Affiliates substantial public disgrace or disrepute or economic harm, (iii) substantial and repeated failure to perform duties as reasonably directed by the Board which is not cured to the Board’s reasonable satisfaction within 30 days after written notice thereof to Executive, to the extent that such breach is capable of being cured, (iv) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries or Affiliates, (v) chronic absenteeism (“chronic absenteeism” shall be deemed to have occurred if Executive has at least ten absences unrelated to disability, illness or scheduled vacation in any ten week period), or (vi) any other material breach of this Agreement which is not cured to the Board’s reasonable satisfaction within 15 days after written notice thereof to Executive, to the extent that such breach is capable of being cured.

(f) For purposes of this Agreement, “Good Reason” shall mean if Executive resigns from employment with the Company prior to the end of the Employment Period as a result of one or more of the following reasons: (i) the Company materially reduces the amount of the Base Salary other than as part of a company-wide reduction in salary of ten percent (10%) or less or (ii) the Company changes Executive’s place of work to a location more than 75 miles from Springdale, Arkansas; provided that written notice of Executive’s resignation for Good Reason must be delivered to the Company within 30 days after the occurrence of any such event, and Executive shall allow the Company to cure any such occurrence during the 30 day period after the Company’s receipt of such notice in order for Executive’s resignation with Good Reason to be effective hereunder.

(g) For purposes of this Agreement, “Incapacity” shall mean Executive’s inability to perform the essential duties, responsibilities and functions of his position with the Company as a result of any mental or physical condition or incapacity even with reasonable accommodations of such condition or incapacity provided by the Company or if providing such accommodations would be unreasonable (as determined by the Board in its good faith judgment).

(h) The Company may offset any amount Executive owes it or its Subsidiaries or Affiliates against any amount it or its Subsidiaries or Affiliates owes Executive hereunder.

5. Confidential Information.

(a) Executive acknowledges that the information, observations and data (including, but not limited to, trade secrets, designs, ideas, products, research, software, financial and sales data, compensation data, pricing and customer identity) obtained by him while employed by the Company or its Subsidiaries or Affiliates concerning the business or affairs of the Company or any Subsidiary or Affiliate (“Confidential Information”) are the property of the Company or such Subsidiary or Affiliate.  The Executive acknowledges that the Confidential Information has been generated at great effort and expense by the Company, its Subsidiaries and Affiliates and their predecessors, and has been reasonably maintained in a confidential manner by such persons and entities.  The Executive does not claim any rights to or lien on any Confidential Information.  The Executive will immediately notify the Company of any unauthorized possession, use, disclosure, copying, removal or destruction, or attempt thereof, of any Confidential Information by anyone of which the Executive becomes aware and of all details thereof.  The Executive shall take all reasonably appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions.  Executive shall deliver to the Company at the termination or expiration of his employment with the Company or its Subsidiaries or Affiliates, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, computers, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any of its Subsidiaries or Affiliates which he may then possess or have under his control.

(b) During the term of Executive’s employment with the Company or its Subsidiaries or Affiliates, including the period following the expiration of the Employment Period, Executive shall be prohibited from using or disclosing any confidential information or trade secrets that Executive may have learned through any prior employment.  If at any time during his employment with the Company or any of its Subsidiaries or Affiliates, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers or other parties, Executive shall immediately advise the Board and provide it with documents pertaining thereto.  Executive represents and warrants that he is not aware of any confidential information or trade secrets of any prior employees that he will need or rely on in carrying out his duties and responsibilities hereunder.

(c) Executive represents and warrants to the Company that Executive took nothing with him which belonged to any former employer when Executive left his prior position and that Executive has nothing that contains any information which belongs to any former employer.  If at any time Executive discovers this is incorrect, Executive shall promptly return any such materials to Executive’s former employer.  The Company does not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties to the Company and its Subsidiaries.

6. Inventions, Patents and Intellectual Property.  Exhibit A hereto sets forth a list of all intellectual property owned by the Executive.  Executive acknowledges that, except as set forth on Exhibit A, all inventions, innovations, patents, trademarks, copyrights, intellectual property, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Subsidiaries’ or Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company and its Subsidiaries or Affiliates (“Work Product”) belong to the Company or such Subsidiary or Affiliate.  Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Executive’s employment with the Company or its Subsidiaries or Affiliates) to establish and confirm such ownership (including, without limitation, executing any necessary assignments, consents, powers of attorney and other instruments).  If the Company is unable, after reasonable effort, to secure the signature of the Executive on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Work Product, under the conditions described in this sentence.

7. Non-Compete, Non-Solicitation.  Executive acknowledges that in the course of his employment with the Company or any of its Subsidiaries or Affiliates, or their predecessors or successors, he has been or will be given access to and has or will become familiar with their trade secrets and with other Confidential Information, and that his services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries or Affiliates.  Therefore, and in further consideration of the compensation to be paid to Executive hereunder and in connection with his employment (including all stock options and equity grants issued by the Company in connection with Executive’s employment), and to protect the Company’s and its Subsidiaries’ and Affiliates’ Confidential Information, business interests and goodwill, Executive agrees as follows:

(a) During the term of his employment with the Company or its Subsidiaries or Affiliates, including employment following the expiration of the Employment Period, and for one year thereafter, Executive shall not directly or indirectly own any interest in, manage, control, participate in (whether as an owner, officer, director, manager, employee, partner, agent, representative or otherwise), consult with, render services for, become employed by, or in any other manner engage in any business directly or indirectly relating to the businesses of the Company or its Subsidiaries or Affiliates, as such businesses exist or are in process during the term of Executive’s employment with the Company or its Subsidiaries or Affiliates and on the date of the termination or expiration of the Executive’s employment with the Company or any of its Subsidiaries or Affiliates within any geographical area in which the Company or its Subsidiaries or Affiliates engage or have immediate plans to engage in such businesses, including North America.  Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b) For a period of two years after termination of the Executive’s employment with the Company or its Subsidiaries or Affiliates, including employment following the expiration of the Employment Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any officer, employee or consultant of the Company or any of its Subsidiaries or Affiliates to leave the Company or such Subsidiary or Affiliate, or in any way interfere with the relationship between the Company or any of its Subsidiaries or Affiliates and any officer, employee or consultant thereof, (ii) hire any person who was an officer or employee, or was a consultant devoting more than fifty percent (50%) of his or her time to the Company during any one of the previous twelve (12) months prior to Executive’s termination of employment, of the Company or its Subsidiaries or Affiliates at any time during the twelve-month period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the parties so as to avoid any disputes under this Section 7(b) that any such hiring within such twelve-month period is in violation of clause (i) above), or (iii) for the purposes of competing with the Company (including by selling competitive products), call on, solicit or provide any products or services to any customer, supplier, distributor, licensee, licensor, franchisee or other business relation of the Company or any of its Subsidiaries or Affiliates (including any Person that was a customer, supplier or other potential business relation of the Company or any of its Subsidiaries or Affiliates at any time during the twelve-month period immediately prior to such call, solicitation or service), induce or attempt to induce such Person to cease doing business with the Company or its Subsidiaries or Affiliates, or in any way interfere with the relationship between any such customer, supplier, distributor, licensee, licensor, franchisee or other business relation and the Company or any of its Subsidiaries or Affiliates (including, without limitation, making any negative or disparaging statements or communications regarding  the Company or any of its Subsidiaries or Affiliates).

(c) The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company and its Subsidiaries or Affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an executive of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living.  Executive acknowledges that the Company’s and its Subsidiaries’ and Affiliates’ businesses have been conducted throughout North America and that the geographic restrictions and time periods, as well as all other restrictions and covenants in this Section 7 are reasonable and necessary, and supported by good and valuable consideration, in order to protect the goodwill of the Company’s and its Subsidiaries’ and Affiliates’ businesses, and that Executive has reviewed the provisions of this Agreement with his legal counsel.  The Executive shall inform any prospective or future employer of any and all restrictions contained in this Agreement and provide such employer with a copy of such restrictions (but no other terms of this Agreement), prior to the commencement of that employment.

(d) If, at the time of enforcement of this Section 7, a court or arbitrator shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(e) In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 7, the Company (and/or its Subsidiaries or Affiliates), in addition and supplementary to other rights and remedies existing in its (or their) favor, shall be entitled to specific performance of this Section 7, including temporary, preliminary and/or permanent injunctive or other equitable relief from a court of competent jurisdiction in order to stop and/or prevent any violations of the provisions hereof (without posting a bond or other security), and shall also be entitled to require the Executive to account for and pay over to the Company (and/or its Subsidiaries or Affiliates) all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein, and shall also be entitled to require Executive to repay any severance, gains on equity (including stock options) and other compensation and forfeit all equity (including stock options) paid or issued by the Company, or its Subsidiaries or their Affiliates in connection with Executive’s employment after the date hereof.  In addition, in the event of an alleged breach or violation by Executive of this Section 7, the restricted periods set forth in this Section 7 shall be tolled until such breach or violation has been duly cured.

8. Executive’s Representations and Covenants.

(a) Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.  Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

(b) Executive represents and warrants to the Company that (i) the duties, responsibilities and functions to be provided by Executive to the Company or any of its Subsidiaries or Affiliates do not violate any non-compete obligations of Executive to any prior employer or other party, (ii) the Company’s employment of Executive does not violate any obligations of Executive to any of his former employers or other parties and (iii) Executive took nothing with him which belonged to any former employer.  If at any time during his employment with the Company or any of its Subsidiaries or Affiliates, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any non-compete or confidentiality obligations Executive may have to former employers or other parties, Executive shall immediately advise the Board and provide it with copies of any documents pertaining thereto.

(c) During the course of Executive’s employment with the Company or its Subsidiaries or Affiliates and thereafter, Executive shall cooperate with the Company and its Subsidiaries and Affiliates in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive's possession, all at times and on schedules that are reasonably consistent with Executive's other permitted activities and commitments). In the event the Company requires Executive's cooperation in accordance with this Section 8(c), the Company shall reimburse Executive for reasonable travel expenses (including lodging and meals, upon submission of receipts).

9. Survival.  Sections 4 through 19 shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

10. Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service, sent by telecopy or PDF attachment to e-mail (in each case, with hard copy to follow by regular mail) or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to the Executive:

Joe Brooks
P. O. Box 32
Springdale, AR 72765
Telecopy: (479) 756-6824
E-mail: joebrooks@aert.cc

Notices to the Company:

Advanced Environmental Recycling Technologies, Inc.
914 N. Jefferson
P.O. Box 1237
Springdale, AR 72765
Telecopy: (479) 756-7410

with a copy to (which shall not constitute notice to the Company):

c/o H.I.G. Capital, L.L.C.
500 Boylston Street
Suite 1350
Boston, MA 02116
Attn: Michael Phillips
Telecopy: (617) 262-1505
E-mail: mphillips@higcapital.com

or such other address or to the attention of such other person or entity as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

11. Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12. Complete Agreement.  This Agreement and those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

13. No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14. Counterparts.  This Agreement may be executed in separate counterparts (including by manual telecopied signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15. Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company or its Subsidiaries and Affiliates, and their respective heirs, executors, administrators, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.  The Company may (i) assign any or all of its respective rights and interests hereunder to one or more of its Subsidiaries or Affiliates, (ii) designate one or more of its Subsidiaries or Affiliates to perform its obligations hereunder (in any or all of which cases the Company nonetheless shall remain responsible for the performance of all of its obligations hereunder), (iii) collaterally assign any or all of its respective rights and interests hereunder to one or more lenders of the Company or its Subsidiaries or Affiliates, (iv) assign its rights hereunder in connection with the sale of all or substantially all of its business or assets (whether by merger, sale of stock or assets, recapitalization or otherwise) and (v) merge any of the Subsidiaries or Affiliates with or into the Company (or vice versa).  The rights of the Company hereunder are enforceable by its Subsidiaries or Affiliates, which are the intended third party beneficiaries hereof and no other third party beneficiary is so otherwise intended.

16. Delivery by Facsimile and E-mail.  This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or PDF attachment to e-mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto, each other party hereto shall re-execute original forms thereof and deliver them to the other party.  No party hereto shall raise the use of a facsimile machine or PDF attachment to e-mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or PDF attachment to e-mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

17. Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

18. Waiver of Jury Trial.  AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

19. Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

*           *           *           *           *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

By:      /s/ J. R. Brian Hanna
Name: J. R. B. Hanna
Its:      C.F.O

EXECUTIVE:

/s/ Joe Brooks
Joe G. Brooks

Exhibit A

Executive Owned Intellectual Property

Description of Intellectual Property	Registration Number (if applicable)	Office of Registration (if applicable)